Exhibit 3.16
First Amended and Restated Limited Liability Company Agreement
OF

Iceman Intermediate Midco, LLC,

A Delaware Limited Liability Company

    The undersigned, being the sole member of Iceman Intermediate Midco, LLC, a Delaware limited liability company (the “Company”), does hereby execute this First Amended and Restated Operating Agreement of the Company (this “Agreement”), effective as of this 6th day of June, 2024.
RECITALS

    WHEREAS, the Company was originally formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Law”);

    WHEREAS, the Member desires to replace all previous operating agreements, limited liability company agreements, and other such agreements governing the conduct of the Company with the terms and conditions set forth herein and enter into this Agreement.

ARTICLE I

MEMBER

Iceman Holdco, Inc., a Delaware corporation, is the sole member of the Company (the “Member'').

ARTICLE II

OFFICE

The principal office of the Company shall be located at 1350 Euclid Avenue, Suite 1600, Cleveland, OH 44115 (the “Principal Office”). The Company may have such other offices as the Member may designate or as the business of the Company may require.

ARTICLE Ill

PURPOSE

The sole purpose for which the Company is organized is to conduct any lawful business purpose as defined in the Law. The Company shall have all of the powers granted to a limited liability company under the laws of the Delaware.

ARTICLE IV

DURATION OF THE COMPANY

The Company shall continue in perpetuity unless terminated sooner by operation of law or by decision of the Member.

ARTICLE V

CAPITAL CONTRIBUTIONS

The Member may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.

ARTICLE VI

OWNERSHIP OF MEMBERSHIP INTERESTS

The Member shall own all of the membership interests in the Company and the Member shall have a 100% distributive share of the Company's profits, losses and cash flow.

ARTICLE VII

MANAGEMENT

The Member will manage the affairs of the Company, but shall be entitled to appoint or authorize representatives, including, but not limited to, such officers as the Member may deem necessary, to Law on behalf of the Company and to delegate the authority otherwise reserved to the Member to such representatives. The signature of the Member of the Company shall be sufficient to bind the Company with respect to any matter on which the Member shall be required or entitled to act. The Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. A copy of this Agreement may be shown to third parties (and all third parties may rely hereupon) in order to confirm the identity and authorization of the Member.

ARTICLE VIII

PLEDGE OF MEMBERSHIP INTEREST

Notwithstanding any other provision in this Agreement, the Member shall be entitled to pledge its membership interest, including all interests, economic rights, voting rights, control rights and status rights as a member, to, and otherwise grant a lien and security interest in its membership interest and all of its right, title and interest under this Agreement in favor of, any lender to the Company or an affiliate of the Company (or an agent on behalf of such lender) without any further consents, approvals or actions required by such lender (or agent), the Member, the Company or any other person under this Agreement or otherwise. So long as any such pledge of or security interest in the Member’s membership interest is in effect, no consent of the Company or the Member shall be required to permit a pledgee thereof to be substituted for the Member under this Agreement upon the exercise of such pledgee’s rights with respect to such membership interest. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall become a member under this Agreement and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the Company, and shall be bound by all of the obligations, of a member under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging Member shall cease to be a member and shall have no further rights or powers under this Agreement. The execution and delivery of this Agreement by the Member shall constitute any necessary approval of such Member under the Law to the foregoing provisions of this Article 8. So long as any pledge of the Member’s membership interest is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee. All of the foregoing shall be subject to the limitations and other provisions applicable to the exercise of remedies contained in each of the Collateral Agreements. For purposes of the foregoing, “Collateral Agreements” means (1) the Guarantee and Collateral Agreement, dated as of June 23, 2006, as amended and restated as of December 6, 2010, as further amended and restated as of February 14, 2011, and as further amended and restated as of February 28, 2013 (as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time), among TransDigm Inc., certain affiliates of TransDigm Inc. and Goldman Sachs Bank USA, as collateral agent, (2) the Pledge and Security Agreement, dated as of February 13, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among TransDigm Inc., certain affiliates of TransDigm Inc. and The Bank of New York Mellon Trust Company, N.A., as the U.S. collateral agent, (3) the Pledge and Security Agreement, dated as of February 24, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among TransDigm Inc., certain affiliates of TransDigm Inc. and The Bank of New York Mellon Trust Company, N.A., as the U.S. collateral agent, and (4) other security agreements, guarantee agreements and pledge agreements that the Company may enter into from time to time.

ARTICLE IX
BOOKS AND RECORDS
The Company books shall be maintained at the Principal Office. The fiscal year of the Company shall end on such date in each year as shall be designated from time to time by the Member. The Member shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said books. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.

ARTICLE X

AMENDMENTS
This Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.

ARTICLE XI

INDEMNIFICATION

Subject to the limitations of this Article XI, the Company shall indemnify, defend and hold harmless each of the officers, directors, managers, employees, representatives or agents of the Company, and the Member’s direct and indirect officers, directors, trustees, partners, limited partners, members, managers, limited partners, shareholders, employees and agents (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of (i) the business, affairs or assets of the Company or any of its subsidiary, (ii) the management of the business, affairs or assets of the Company or any of its subsidiary or any decision made (including conflict of interest decisions) with respect thereto, or (iii) such Indemnitee’s status as an officer, director, manager, employee, representative or agent of the Company or any subsidiary of the Company, or in any capacity in any entity serving at the request of the Company or any subsidiary of the Company, in each case which relates to or arises out of the Company or any of its subsidiaries, their respective business, affairs or assets, and in each case regardless of whether such Indemnitee continues to be an officer, director, trustee, partner, member, manager, shareholder, employee or agent of the Member or any affiliate of the Member, or an officer, director, manager, employee, representative or agent of the Company or any affiliate of the Company, or serving in any capacity in any entity at the request of the Company or any affiliate of the Company at the time any such liability or expense is paid or incurred, and regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the date hereof.

There shall be no limitations whatsoever to the indemnification of any Indemnitee including, but not limited to, conflict of interest decisions or any violation of the implied covenant of good faith and fair dealing; provided, however, a manager, director, officer or employee of the Company or the Members shall not be entitled to indemnification under this Article XI with respect to any claim, issue or matter in which a final judgment or adjudication adverse to such manager, director, officer or employee, which is not subject to further appeal, establishes that such manager’s, director’s, officer’s or employee’s acts constituted willful or intentional misconduct or fraud.

Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, be advanced by the Company as incurred prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to indemnification under this Article XI.

The indemnification provided under this Article XI: (i) shall be in addition to, and not in limitation of, any other rights to which any Indemnitee may be entitled under any other agreement, contract or instrument or as a matter of law or otherwise, both as to action in such Indemnitee’s capacity as an officer, director, trustee, partner, member, shareholder, employee or agent of the Member or any affiliate of the Member, or an officer, manager, employee, representative or agent of the Company or any affiliate of the Company, and as to action in any other capacity, including, serving at the request of the Company or any of its affiliates in any capacity in any other entity, (ii) shall continue as to any Indemnitee who has ceased to serve in such capacity, and (iii) shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of each Indemnitee; provided, however, that any indemnity under this Section 13 by the Company shall be provided out of and to the extent of Company assets only, and the Member (including acting as the liquidator or in any other capacity), shall not have personal liability on account thereof.

The provisions of this Article XI shall survive the transfer of interest of the Member or the dissolution, bankruptcy, insolvency or termination of the Company.

The provisions of this Article XI shall be deemed to be a vested contract right between the Company, the Member and each officer, director, manager, trustee, equityholder, controlling person, partner, employee, representative, attorney or agent of the Company, the Member or their respective affiliates who serves in any such capacity at any time while this Article XI and the relevant provisions of the Law or other applicable law are in effect. Such contract right shall vest for each such Person at the time it, he or she is elected or appointed to such position, and no repeal or modification of this Article XI or any such law shall affect any such vested rights or obligations of any current or former officer, director, manager, trustee, equityholder, controlling person, partner, employee, representative, attorney or agent of the Company or the Member, with respect to any state of facts or proceeding regardless of when occurring.

ARTICLE XII

BANKING

All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Member, and the Member is authorized to sign any such checks or withdrawal forms

ARTICLE XIII

APPLICABILITY OF UCC ARTICLE 8
The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend:

“This certificate evidences an interest in Iceman Intermediate Midco, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”

No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE XIV

MISCELLANEOUS

This Agreement is made by the Member for the exclusive benefit of the Company, the Member, and its successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity.

Except and only to the extent provided by applicable statute or otherwise in this Agreement, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

IN WITNESS WHEREOF, the Member has hereunto set its hand effective the day and year first written above.

Iceman Holdco, Inc., its sole member

By:	/s/ Jessica L. Warren
Name:	Jessica L. Warren
Its:	Secretary

[Signature Page to Iceman Intermediate LLCA]